Exhibit 4.6


                    SECOND AMENDMENT TO AMENDED AND RESTATED
                     VISHAY INTERTECHNOLOGY, INC. LONG TERM
                     REVOLVING CREDIT AGREEMENT AND CONSENT


      THIS SECOND AMENDMENT AND CONSENT ("Second Amendment") is made as of this 13th day of December, 2002 by and among Vishay Intertechnology, Inc., a Delaware corporation ("Company"), and the Permitted Borrowers, Comerica Bank and the Lenders signatory hereto and Comerica Bank, as administrative agent for the Lenders (in such capacity, "Agent").

      RECITALS:

      A. The Company and each of the Permitted Borrowers, Agent and certain of the Lenders entered into that certain Amended and Restated Vishay Intertechnology, Inc. Long Term Revolving Credit Agreement dated as of June 1, 1999, as amended by First Amendment dated as of August 31, 2000 (the "Credit Agreement") under which such Lenders renewed and extended (or committed to extend) credit to the Company and the Permitted Borrowers (collectively with the Company, the "Borrowers"), as set forth therein.

      B. At the request of the Borrowers, Agent and the requisite Lenders signatory to this Second Amendment have agreed (i) to make certain amendments to the Credit Agreement and to certain other Loan Documents as hereinafter set forth and (ii) to consent to the BCc Acquisition (as defined below) and certain related changes in capital structure, but in each case only on the terms and conditions set forth in this Second Amendment.

      NOW THEREFORE, the Borrowers, Agent and the Lenders agree:

      1.    Section 1 of the Credit Agreement shall be amended by:

      (a)   adding the following new definitions:

            "BCc Acquisition" shall mean the acquisition by the Company, directly or through its subsidiaries, of BCcomponents and its subsidiaries (and related property and interests) pursuant, subject to the terms hereof, to the BCc Acquisition Documents.

            "BCc Acquisition Documents" shall mean the BCc Share Purchase Agreement, together with all other related documents and instruments (including conveyances) executed and delivered in connection with the BCc Acquisition, as amended (subject to the terms hereof) from time to time.

            "BCcomponents" shall mean BCcomponents Holdings B.V., a Dutch private limited liability company.

            "BCc Share Purchase Agreement" shall mean that certain Share Sale and Purchase Agreement dated November 10, 2002 by and among the BCc Shareholders, the Foundation, BCcomponents International BV (each such term being defined therein), the Company and Vishay Europe, as amended (subject to the terms hereof) from time to time.

            "FPB Advance Notice" shall mean notice from the Company or the applicable Foreign Permitted Borrower that such Foreign Permitted Borrower intends to submit a Request for Advance (or for the issuance of a Letter of Credit) under this Agreement.

            "Revolving Credit Optional Increase" shall mean an amount up to One Hundred Million Dollars ($100,000,000), minus the portions thereof applied from time to time pursuant to Section 2.17 hereof to increase the Revolving Credit Aggregate Commitment.

            "Second Amendment" shall mean that certain Second Amendment to the Credit Agreement and Consent dated as of December 12, 2002 by and among the Company, the Permitted Borrowers, Agent and the Lenders signatory thereto.

            "Second Amendment Effective Date" is defined in Section 8 of the Second Amendment.

            "Security Agreement(s)" shall mean the security agreements executed and delivered by the Company, each Significant Domestic Subsidiary and certain Significant Foreign Subsidiaries pursuant to this Agreement incorporated under the laws of the United States of America, or a state, territory, possession or other political subdivision thereof (whether by execution thereof or by execution of a joinder agreement attached to the form of such security agreement) in favor of the Agent substantially in the form of the security agreements previously delivered under this Agreement, as amended or otherwise modified from time to time.

            "Senior Debt" shall mean, with respect to the Company and its Consolidated Subsidiaries, Total Indebtedness, excluding Subordinated Debt.

            "Subordinated Debt" shall mean all Debt of the Company and its Subsidiaries which has been subordinated in right of payment and priority to the Indebtedness, in each case on terms and conditions reasonably satisfactory to the Agent and the Required Lenders, including, without limitation, the Subordinated Debt existing on the Second Amendment Effective Date and identified (as such) on Schedule
            8.13 hereto.

      (b)   amending and restating the following existing definitions:

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

            "Revolving Credit Aggregate Commitment" shall mean Five Hundred Million Dollars ($500,000,000), subject to any increases in the Revolving Credit Aggregate Commitment pursuant to Section 2.17 of this Agreement by an amount not to exceed the Revolving Credit Optional Increase, and subject to any reduction or termination of the Revolving Credit Aggregate Commitment under Section 2.15 or 9.2 hereof.

            "Significant Domestic Subsidiary(ies)" shall mean, on the Second Amendment Effective Date, those Domestic Subsidiaries identified as Significant Domestic Subsidiaries on Schedule 6.6A hereto (for purposes of determining the required Guarantors hereunder) and
            Schedule 6.6B hereto (for purposes of determining those Subsidiaries whose share capital is required to be encumbered by a Pledge Agreement hereunder) and thereafter shall mean the Significant Domestic Subsidiaries as of the Second Amendment Effective Date and all other Domestic Subsidiaries, whether existing as of the Effective Date or created or acquired by the Company thereafter, except any Subsidiary:

                    (a) the total assets of which, on an individual basis, on
            any date of determination, are less than $5,000,000; and

                    (b) which has, as of the most recent fiscal quarter then
            ending, for the four preceding fiscal quarters, an EBITDA of less than $1,000,000;

            provided however that, notwithstanding the foregoing, Siliconix shall not be considered a Significant Subsidiary hereunder unless and until becoming a 100% Subsidiary.

            "Significant Foreign Subsidiary(ies)" shall mean, on the Second Amendment Effective Date, those Foreign Subsidiaries which have executed and delivered a Foreign Guaranty on or prior to the Second Amendment Effective Date, as identified on Schedule 6.6A hereto (for purposes of determining the required Guarantors hereunder) or whose share capital (or any portion thereof) has been encumbered by a Pledge Agreement on or prior to the Second Amendment Effective Date, as identified Schedule 6.6B hereto (for purposes of determining those Subsidiaries whose share capital is required to be encumbered by a Pledge Agreement hereunder) and thereafter shall mean the Significant Foreign Subsidiaries as of the Second Amendment Effective Date and all other Foreign Subsidiaries, whether existing as of the Effective Date or created or acquired by the Company thereafter, except any Subsidiary:

                    (a) the total assets of which, on an individual basis, on
            any date of determination, are less than $30,000,000; and

                    (b) which has, as of the most recent fiscal quarter then
            ending, for the four preceding fiscal quarters, an EBITDA of less than $2,500,000;

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

            provided however that, notwithstanding the foregoing, Vishay Israel shall not be considered a Significant Subsidiary hereunder.

            "Significant Subsidiary(ies)" shall mean the Significant Domestic Subsidiaries and the Significant Foreign Subsidiaries.

      (c)   amending the following existing definitions, as follows:

            The references to "January 1, 1998" in the definition of "Equity Offering Adjustment" and to "March 31, 1999" in the definition of "Net Income Adjustment" are changed to January 1, 2003.

            The definition of "Fees" is amended to delete, after the reference to "Syndication Fee" (in the second line thereof), the words, added by the First Amendment, "the Utilization Fee".

            The definition of "Indebtedness" is amended to delete, after the word Subsidiaries (in the fifth line thereof), the parenthetical phrase, added by the First Amendment, "(other than any Special Purpose Subsidiary)."

            The definitions of "Intercompany Loan" and "Intercompany Loans, Advances or Investments" are amended to delete, after each reference to Subsidiary in such definitions, the parenthetical phrase, added by the First Amendment, "(excluding any Special Purpose Subsidiary)."

            The definition of "Total Indebtedness" is amended to delete, at the end of such definition, the words (added by the First Amendment) ", including without limitation any Debt incurred by a Special Purpose Subsidiary pursuant to a Permitted Securitization, whether or not required to be so included in accordance with GAAP."

      (d) deleting, in their entirety, the definitions of "Permitted Securitization," "Securitization Transactions," "Special Purpose Subsidiary," "Utilization Fee" and "Utilization Fee Percentage".

2.    Section 2 of the Credit Agreement is amended as follows:

      (a) Clause (a) of Section 2.1 (Commitment) of the Credit Agreement is amended and restated in its entirety, as follows:

            "(a) No Permitted Borrower shall be entitled to request an Advance of the Revolving Credit or the Swing Line or the issuance of a Letter of Credit hereunder until (i) it has become a party to this Agreement, either by execution and delivery of this Agreement, or by execution and delivery of a Permitted Borrower Addendum to this Agreement, (ii) it has become a party to the applicable Guaranty either by execution and delivery of such Guaranty or by execution and delivery of a Joinder Agreement to such Guaranty, (iii) in the case of each Domestic Permitted Borrower, it has

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

            become a party to the applicable Security Agreement, (iv) in the case of the first Advance to a Foreign Permitted Borrower after the Second Amendment Effective Date, the Company, or such Foreign Permitted Borrower, has submitted to the Agent, not less than 60 days prior to date of such Advance, a FPB Advance Notice and (v) in the case of each Permitted Borrower, the Company has encumbered and/or delivered (or caused to be encumbered and/or delivered), as the case may be, pursuant to a Pledge Agreement those shares of stock issued by such Permitted Borrower and owned (directly or indirectly) by the Company which are required to be encumbered and/or delivered under the Prior Credit Agreement or Section 7.16 or
            7.17 hereof, as applicable, and accompanied in each case by authority documents, legal opinions and other supporting documents as reasonably required by Agent and the Required Lenders hereunder;"

      (b) Section 2.13A (Utilization Fee) is deleted from the Credit Agreement, in its entirety.

      (c) Existing Section 2.17 of the Credit Agreement is redesignated in its entirety as Section 2.18 and New Section 2.17 is added to the Credit Agreement as follows:

            "2.17 Optional Increase in Revolving Credit Aggregate Commitment. Provided that no Default or Event of Default has occurred and is continuing, and provided that the Company has not previously elected to terminate the Revolving Credit Aggregate Commitment under Section
            2.15 hereof, the Company may request that the Revolving Credit Aggregate Commitment be increased in an aggregate amount (for all such Requests for Increase (as defined below) under this Section 2.17) not to exceed the Revolving Credit Optional Increase, subject, in each case, to Section 11.1 hereof and to the satisfaction concurrently with or prior to the date of each such request of the following conditions:

                    (a) the Company shall have delivered to the Agent not less than thirty (30) days prior to the Revolving Credit Maturity Date then in effect a written request for such increase, specifying the amount of Revolving Credit Optional Increase thereby requested (each such request, a "Request for Increase"); provided, however that in the event the Company has previously delivered a Request for Increase pursuant to this Section 2.17, the Company may not deliver a subsequent Request for Increase until all the conditions to effectiveness of such first Request for Increase have been fully satisfied or waived hereunder (or such Request for Increase has been withdrawn); and provided further that the Company may make no more than two Requests for Increase in any calendar year;

                    (b) a lender or lenders meeting the requirements of Section
            13.8(c) hereof and acceptable to the Company and the Agent (for purposes

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

            of this Section 2.17, such lenders, together with any existing Lender which agrees to increase its commitment hereunder, being referred to herein as the "New Lender(s)") shall have become a party to this Agreement by executing and delivering a New Lender Addendum (in the form attached as Exhibit K) for a minimum amount (including for the purposes of this Section 2.17, the existing commitment of any existing Lender) for each such New Lender of Ten Million Dollars ($10,000,000) and an aggregate amount for all such New Lenders of that portion of the Revolving Credit Optional Increase, taking into account the amount of any prior increase in the Revolving Credit Aggregate Commitment (pursuant to this Section 2.17), covered by the applicable Request for Increase, provided, however that each New Lender shall remit to the Agent funds in an amount equal to its Percentage (after giving effect to this Section 2.17) of all Advances of the Revolving Credit then outstanding, such sums to be reallocated among and paid to the existing Lenders based upon the new Percentages as determined below;

                    (c) the Company (i) shall have paid to the Agent for
            distribution to the existing Lenders, as applicable (based on the existing Percentages, before giving effect to the applicable Request for Increase) all interest, fees (including the Revolving Credit Facility Fee and the Letter of Credit Fees) and other amounts, if any, accrued to the effective date of such increase and any breakage fees attributable to the reduction (prior to the last day of the applicable Interest Period) of any outstanding Eurocurrency-based Advances, calculated on the basis set forth in Section 11.1 hereof as though Company has prepaid such Advances and (ii) shall have paid to each New Lender (based on its applicable Percentage, but if an existing Lender on such date, only to the extent of its increase in Percentage) a special letter of credit fee on the Letters of Credit outstanding on the effective date of such increase, calculated on the basis of the Letter of Credit Fees which would be applicable to such Letters of Credit if issued on the date of such increase, for the period from the effective date of such increase to the expiration date of such Letters of Credit;

                    (d) the Company and each of the Permitted Borrowers shall
            have executed and delivered to the Agent, if requested by such New Lenders, new Revolving Credit Notes payable to each of the New Lenders in the face amount of each such New Lender's Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.17) and, if applicable, renewal and replacement Revolving Credit Notes payable to each of the existing Lenders in the face amount of each such Lender's Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.17), each of such Revolving Credit Notes to be substantially in the form of Exhibit B-1 or B-2 to the Credit Agreement, as applicable, and dated as of the effective

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

            date of such increase (with appropriate insertions relevant to such Notes and acceptable to the applicable Lender, including the New Lenders);

                    (e) except to the extent such representations and warranties are not, by their terms, continuing representations and warranties, but speak only as of a specific date, the representations and warranties made by Company, the Permitted Borrower, or each Guarantor in this Agreement or any of the other Loan Documents, and the representations and warranties of any of the foregoing which are contained in any certificate, document or financial or other statement required to be furnished at any time hereunder or thereunder shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the effective date of such increase; and (ii) no Default or Event of Default shall have occurred and be continuing as of the effective date of such increase; and

                    (f) such other amendments, acknowledgments, consents,
            documents, instruments, any registrations, if any, shall have been executed and delivered and/or obtained by Company as required by Agent, in its reasonable discretion.

            Promptly on or after the date on which all of the conditions to such Request for Increase set forth above have been satisfied or waived, Agent shall notify the Company and each of the Lenders of the amount of the Revolving Credit Aggregate Commitment as increased pursuant this Section 2.17 and the date on which such increase has become effective and shall prepare and distribute to the Company and each of the Lenders (including the New Lenders) a revised Schedule 1.1 to this Agreement setting forth the applicable new Percentages of the Lenders (including the New Lender(s)), taking into account such increase and assignments (if any)."

3.    Section 7 of the Credit Agreement shall be amended as follows:

      (a) The preamble to Section 7 is amended to delete after the word "Subsidiaries" (in the second line thereof) the parenthetical phrase, added by the First Amendment, "(excluding any Special Purpose Subsidiary)".

      (b) Clause (f) of Section 7.3 (Reporting Requirements) is amended to delete at the end of clause (f) the words, added by the First Amendment, "and promptly following each Permitted Securitization, copies of the principal operative documents relating to such Permitted Securitization."

      (c) Section 7.4 (Tangible Net Worth) is amended to change the date reference in the second line thereof from "December 31, 1998" to "December 31, 2002" and to change the reference to "Five Hundred Fifty Two Million Four Hundred One Thousand Three Hundred Twenty Three Dollars

            ($552,401,323)" in the third and fourth lines thereof to "Nine Hundred Million Dollars ($900,000,000)".

      (d) Section 7.5 (Leverage Ratio) is amended and restated in its entirety as follows:

            "7.5 Leverage Ratio. Maintain, as of the last day of each fiscal quarter during the periods specified below, a Leverage Ratio of not more than the following amounts during the periods specified below:


                      Period                                            Ratio
                      ------                                            -----

          Effective date through December 30, 2003                       3.50
          December 31, 2003 through December 30, 2004                    3.25
          December 31, 2004 and thereafter                               3.00


      (e) New Section 7.6A (Senior Debt Ratio) is added to the Credit Agreement (immediately following Section 7.6), as follows:

            "7.6A Senior Debt Ratio. Maintain, as of the last day of each fiscal quarter ending during the periods specified below, for the four fiscal quarters then ending, a ratio of Senior Debt to Consolidated EBITDA of not more than the following amounts during the periods specified below:


                        Period                                          Ratio
                        ------                                          -----

          Effective date through December 30, 2003                       1.75
          December 31, 2003 and thereafter                               1.50


      (f) Clause (a) of Section 7.16 (Future Subsidiaries) is amended and restated in its entirety as follows:

            "(a) With respect to each Person which becomes a Significant Subsidiary subsequent to the Effective Date, cause such new Subsidiary to execute and deliver to the Agent (i) in the case of each such Significant Domestic Subsidiary, (x) a Joinder Agreement whereby such Significant Domestic Subsidiary becomes obligated as a Guarantor under the Domestic Guaranty and (y) a Joinder Agreement whereby such Significant Domestic Subsidiary becomes obligated under the applicable Security Agreement, such documents to be executed and delivered within thirty days of the date such Person is created, acquired or otherwise becomes a Significant Subsidiary (whichever first occurs) and (ii) in the case of each such Significant Foreign Subsidiary, (a) a Joinder Agreement whereby such Significant Foreign Subsidiary becomes obligated as a Guarantor under the Foreign Guaranty and (b) a Security Agreement or a Joinder Agreement whereby such Significant Foreign Subsidiary incorporated

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

            under the laws of the United States of America becomes obligated under the applicable Security Agreement, as the case may be, such documents to be executed and delivered within fifty-five days of the Agent's receipt of a FPB Advance Notice; and"

      (g) Clause (b) of Section 7.16 (Future Subsidiaries) is amended to add, in the second line thereof, following the words "Effective Date" (after the comma) the words, "if such Subsidiary is a direct Subsidiary of the Company or a Domestic Subsidiary, and to add, at the end of clause (b), before the semicolon, the following:

            "and; for all other Foreign Subsidiaries within fifty-five days of the Agent's receipt of a FPB Advance Notice, the Company shall execute, or cause to be executed, and deliver to the Agent a Pledge Agreement encumbering subject to Section 7.17 hereof, with a first priority Lien 65% of the share capital of each such Significant Foreign Subsidiary to secure the Indebtedness of the Company and the Domestic Permitted Borrowers and the Indebtedness (as such term is defined therein) of such parties under the Short Term Revolving Credit Agreement and 100% of the share capital of each such Significant Foreign Subsidiary to secure the Indebtedness of the Foreign Permitted Borrowers hereunder; and"

4.    Section 8 of the Credit Agreement shall be amended as follows:

      (a) Clause (e) of Section 8.2 (Limitations on Fundamental Changes) is amended to delete, after the words Permitted Transfers, the words, added by the First Amendment, "and Permitted Securitizations."

      (b) The reference in the last line of Section 8.3 (Guaranties) to "Section 8.7(g)" is changed to "clauses (d), (e), (f) or (g) of
            Section 8.7."

      (c) The first clause of Clause (f) of Section 8.4 (Debt) (contained in the first two lines of said Section) is hereby amended and restated (without affecting the balance of said Section) to read as follows:

            "Debt to third parties issued by any Foreign Subsidiary of the Company in an aggregate amount at any time outstanding not to exceed $55,000,000;"

      (d) The words "on a pari passu basis with the Indebtedness, or" contained in the fifth line of clause (h) of Section 8.4 (Debt) are deleted.

      (e) The period at the end of clause (i) of Section 8.4 is changed to "; and," and new clause (j) is added, as follows:

            "(j) unsecured Debt issued (or to be issued) by the Company in an aggregate principal amount not to exceed $105,000,000 to refinance the mezzanine debt issued by BCcomponents prior to the BCc Acquisition (the "BCc Replacement Financing")."

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

      (f) Section 8.5 (Liens) is amended to delete clause (f), added by the First Amendment, in its entirety, and to move the "; and" from the end of clause (e) thereof to the end of clause (d).

      (g) Section 8.7 (Investments) is amended to change the reference to "five percent (5%)" in clause (g) thereof to "seven and one-half percent (7.5%)", and to delete clause (l) in its entirety, added by the First Amendment, and to move the "; and" from the end of clause
            (k) to the end of clause (j).

      (h) Section 8.8 (Accounts Receivable) is amended to delete, at the end of such section, the words (added by the First Amendment) ", and except pursuant to a Permitted Securitization."

      (i) Section 8.11 (Prohibition Against Certain Restrictions) is amended to delete (after the word "Agreement" in the parenthetical phrase in the second line thereof) the words, added by the First Amendment, "and excluding any such agreement by a Special Purpose Subsidiary pursuant to a Permitted Securitization, but only to the extent such agreement applies only to such Special Purpose Subsidiary."

      (j) Section 8.12 (Amendment of Various Documents) is amended to add, in the caption (immediately preceding Temic Acquisition Agreement) the words "BCc Acquisition Documents," and to add in the third line thereof, immediately preceding the words "Temic Acquisition Agreement," the words "BCc Acquisition Documents."

      (k) New Sections 8.13 (Amendment of Subordinated Debt Documents), 8.14 (Limitations on Prepayments) and 8.15 (EBIT Requirement) are added to the Credit Agreement, as follows:

            "8.13 Amendment of Subordinated Debt and Other Debt Documents. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) any of the terms and conditions of those documents or instruments evidencing or otherwise related to any Debt set forth on
            Schedule 8.13 or any other Subordinated Debt, except for those amendments, modifications or other alterations which could not reasonably be determined to have a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole,
            (b) the ability of the Company or any of its Subsidiaries to perform their respective obligations under this Agreement or any other Loan Document to which any of them is a party, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder, or except as may be approved by Agent and the Required Lenders."

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

            "8.14 Payment or Prepayment of Other Debts. Prepay, purchase, redeem or defease any Subordinated Debt or other Debt set forth on Schedule 8.14, except to the extent permitted under that certain Consent issued by the Agent, for and on behalf of the Lenders, on May 29, 2001 with respect to the Additional Debt (as defined therein) and under that certain consent issued by the Agent for and on behalf of the Lenders on November 2, 2001 (with respect to the Subordinated Debt issued by General Semiconductor); and, except for regularly scheduled payments of interest, make any payments, prepayments or purchase, redeem or otherwise defease the BCc Replacement Financing in cash or cash equivalents, prior to the Revolving Credit Maturity Date as in effect on the Second Amendment Effective Date."

            "8.15 EBIT Requirement. Have EBIT, determined on a Consolidated basis for the Company and its Subsidiaries (as defined below), which is a negative number for two or more consecutive fiscal quarters. For purposes of this Section 8.15, "EBIT" shall mean Net Income of the Company and its Subsidiaries (determined on a consolidated basis) for the applicable period adjusted to exclude, without duplication, the following items of income or expense to the extent that such items are included in the calculation of Net Income:
            Interest Expense, and total income tax expense."

5.    Section 13 of the Credit Agreement shall be amended, as follows:

      (a) Section 13.11 (Amendment and Waiver) is amended and restated in its entirety, as follows:

            "13.11 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by the Company or the Permitted Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or signed by the Agent at the direction of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (X) no amendment, waiver or consent shall increase the Percentage or the stated commitment amounts applicable to any Lender unless approved, in writing, by the affected Lender and (Y) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) increase the Revolving Credit Aggregate Commitment, except pursuant to Section 2.17 hereof, (b) reduce the principal of, or interest on, the Advances or any Fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the outstanding Advances or any Fees or other amounts payable hereunder, (d) waive any Event of Default specified in Section 9.1(a) or (b) hereof, (e) release or defer the granting or perfecting of a lien or security interest in any Collateral or release any

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

            guaranty or similar undertaking provided by any Person or modify any indemnity provided to the Lenders, hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, (f) take any action which requires the signing of all Lenders pursuant to the terms of this Agreement or any other Loan Document, (g) change the aggregate unpaid principal amount of the outstanding Advances which shall be required for the Lenders or any of them to take any action under this Agreement or any other Loan Document, (h) change this Section 13.11, or (i) change the definition of "Required Lenders", "Interest Periods", "Alternative Currencies", "Permitted Borrower" or "Percentage"; and provided further, however, that no amendment, waiver or consent hereunder shall, unless in writing and signed (x) by the Agent, in addition to all the Lenders, affect the rights or duties of the Agent under this Agreement or any other Loan Document, whether in its capacity as Agent or the issuing bank or (y) by the Swing Line Bank, in addition to all the Lenders, affect the rights or duties of the Swing Line Bank under this Agreement or any other Loan Documents, in its capacity as Swing Line Bank. All references in this Agreement to "Lenders" or "the Lenders" shall refer to all Lenders, unless expressly stated to refer to "Required Lenders."

6. Replacement Schedule 4.1 (Pricing Matrix) to the Credit Agreement set forth on Attachment 1 shall replace in its entirety, the existing Schedule
      4.1 to the Credit Agreement. Replacement Schedules 6.6A and 6.6B to the Credit Agreement (relating to the Significant Subsidiaries and set forth on Attachment 2) shall replace in their entirety the existing Schedule 6.6A and 6.6B and Replacement Schedule 8.3 (set forth on Attachment 3) shall replace in its entirety existing Schedule 8.3. New Schedules 8.13 and 8.14 are added to the Credit Agreement in the form of Attachments 4 and 5, respectively. New Exhibit K is hereby added to the Credit Agreement in the form of Attachment 6.

7. The Company has requested that the requisite Lenders consent to the BCc Acquisition and to the changes in capital structure identified on Attachment 7. The Agent and the requisite Lenders hereby consent to the BCc Acquisition and to the changes in capital structure identified on Attachment 7 substantially on the terms and conditions set forth in the BCc Share Purchase Agreement and otherwise as set forth in this Second Amendment, provided that the following conditions are satisfied or waived on the date of the BCc Acquisition:

      (a) the BCc Acquisition Documents shall be in form and substance reasonably satisfactory to the Agent and the requisite Lenders and each of the BCc Acquisition Documents shall have been duly authorized, executed and delivered by each of the parties thereto and shall be in full force and effect;

      (b) no term or provision of the BCc Acquisition Documents shall have been modified, and no condition to consummation of the BCc Acquisition shall have been waived, in either case in a manner materially detrimental to the Company, by any of the parties thereto;

      (c) the Company shall have in all material respects done and performed such acts and observed such covenants which each is required to do or perform under the BCc Acquisition Documents in order to consummate the BCc Acquisition; and

      (d) no Default or Event of Default shall have occurred and be continuing.

      If the BCc Acquisition has not been consummated prior to January 31, 2003 (or such later date approved by the Required Lenders) this Consent shall expire and be of no further force and effect.

8. This Second Amendment shall become effective (according to the terms hereof) on the date confirmed in a written notice to the Borrowers and the Lenders from the Agent (such date, the "Second Amendment Effective Date") that the following conditions have been fully satisfied by the Borrowers, which date shall occur on or before December 31, 2002 (the "Conditions"):

      (a) Agent shall have received counterpart originals of this Second Amendment, duly executed and delivered by each of the Borrowers, and the requisite Lenders, and of acknowledgments and reaffirmations of the Guarantors, in each case in form reasonably satisfactory to Agent and the Lenders;

      (b) Agent shall have received from each of the Borrowers and each of the Guarantors a certification (i) that all necessary actions have been taken by such parties to authorize execution and delivery of this Second Amendment (and any acknowledgments and reaffirmations), supported by such resolutions or other evidence of corporate authority or action as reasonably required by Agent and that no consents or other authorizations of any third parties are required in connection therewith; and (ii) that, after giving effect to this Second Amendment, no Default or Event of Default has occurred and is continuing on the proposed effective date of the Second Amendment;

      (c) To the extent aggregate Advances of the Revolving Credit (and the undrawn amount of any Letters of Credit) and the Swing Line outstanding on such date exceed the Revolving Credit Aggregate Commitment (as reduced by the Second Amendment), the Company or any Permitted Borrower, as applicable, shall prepay the amount of such Advances in accordance with the terms set forth in Credit Agreement (including any breakage costs assessed under Section 11.1 of the Credit Agreement), such prepayment to be distributed to the Lenders based on the Percentages in effect on the Second Amendment Effective Date, accompanied by any breakage costs, as aforesaid;

      (d) Agent shall have received from Company and each of the Domestic Guarantors (as of the Second Amendment Effective Date) counterpart originals of a Security Agreement covering all tangible and intangible personal property (excluding real estate and fixtures) substantially in the form of the Security Agreement previously in effect (prior to the First Amendment) under the Credit Agreement; provided, however, the Company and the Domestic Guarantors shall be required to deliver Schedule I (Intellectual Property) to the Security Agreement and any other items or documentation relating to the Intellectual Property owned by such Persons on or before December 23, 2002; and

      (e) Company shall have paid to Agent, an amendment and consent fee in the amount of 0.20% of the aggregate amount of the Revolving Credit Aggregate Commitment (after giving effect to reduction thereof under the Second Amendment), for distribution to those Lenders (based on the applicable Percentages in effect on the Second Amendment Effective Date) which executed and delivered this Second Amendment on or before December 11, 2002, and, to the extent applicable, shall have selected new Interest Periods for the Advances to be outstanding on the First Amendment Effective Date in compliance with Sections 2.3 and 2.5(c) of the Credit Agreement.

9. Each of Company, the Permitted Borrowers and the Guarantors hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution and delivery of this Second Amendment and the performance by each of Company and the Permitted Borrowers of their respective obligations under the Credit Agreement as amended hereby (herein, as so amended, the "Amended Credit Agreement") are within such undersigned's corporate powers, have been duly authorized, are not in contravention of law or the terms of its articles of incorporation or bylaws or other organic documents of the parties thereto, as applicable, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in the Amended Credit Agreement, of any governmental body, agency or authority, and the Amended Credit Agreement, will constitute the valid and binding obligations of such undersigned parties enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, ERISA or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law); (b) the continuing representations and warranties set forth in Sections 6.1 through 6.20, inclusive, of the Amended Credit Agreement are true and correct in all material respects on and as of the date hereof; and (c) each of the foregoing representations and warranties (whether expressly set forth or incorporated by reference) are and shall remain continuing representations and warranties until the termination or expiration of the Amended Credit Agreement.

10. Except as specifically set forth above, this Second Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement (including without limitation all conditions and requirements for Advances and any financial covenants) or any of the other Loan Documents, or to constitute a waiver or release by any of the Lenders or the Agent of any right, remedy, Default or Event of Default under the Credit Agreement or any of the other Loan Documents, except to the extent specifically set forth above.

      Furthermore, this Second Amendment shall not affect in any manner whatsoever any rights or remedies of the Lenders or the Agent with respect to any other non-compliance by the Borrowers with the Credit Agreement or the other Loan Documents, whether in the nature of a Default or Event of Default, and whether now in existence or subsequently arising, and shall not apply to any other transaction.

11. Unless otherwise defined to the contrary herein, all capitalized terms used in this Second Amendment shall have the meanings set forth in the Credit Agreement.

12. This Second Amendment shall be a contract made under and governed by the internal laws of the State of Michigan, and may be executed in counterpart in accordance with Section 13.10 of the Credit Agreement.


                                      * * *


                     [Signatures follow on succeeding pages]

      IN WITNESS WHEREOF, Company, the Permitted Borrowers, the Lenders and Agent have each caused this Second Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.


COMPANY:                                       AGENT:

VISHAY INTERTECHNOLOGY, INC.                   COMERICA BANK, As Agent


By:__________________________________          By:______________________________
Its:  Executive Vice President,                Its:  Vice President
      Chief Financial Officer and              One Detroit Center
      Director                                 500 Woodward Avenue
63 Lincoln Highway                             Detroit, Michigan 48226
Malvern, Pennsylvania 19355                    Attention: Corporate Finance
PERMITTED BORROWERS:

VISHAY EUROPE GmbH


By:_________________________________

Its:________________________________



VISHAY ELECTRONIC GmbH


By:_________________________________

Its:________________________________



PAMELA VERWALTUNGSGESELLSCHAFT mbH


By:_________________________________

Its:________________________________

                                          COMERICA BANK, individually
                                          and as Issuing Bank



                                          By:__________________________________

                                          Its:_________________________________

                                          BANK OF AMERICA N.A., individually
                                          and as Swing Line Bank



                                          By:__________________________________

                                          Its:_________________________________

                                          FLEET NATIONAL BANK



                                          By:__________________________________

                                          Its:_________________________________

                                          BANK HAPOALIM B.M.,
                                          NEW YORK BRANCH



                                          By:__________________________________

                                          Its:_________________________________



                                          By:__________________________________

                                          Its:_________________________________

                                          BANK LEUMI USA



                                          By:__________________________________

                                          Its:_________________________________

                                          WESTDEUTSCHE LANDESBANK
                                          GIROZENTRALE, NEW YORK
                                          BRANCH



                                          By:__________________________________

                                          Its:_________________________________

                                          ABN AMRO BANK NV



                                          By:__________________________________

                                          Its:_________________________________



                                          By:__________________________________

                                          Its:_________________________________

                                          BARCLAYS BANK PLC



                                          By:__________________________________

                                          Its:_________________________________

                                          WACHOVIA BANK, N.A.



                                          By:__________________________________

                                          Its:_________________________________

                                          THE CHASE MANHATTAN BANK



                                          By:__________________________________

                                          Its:_________________________________

                                          THE BANK OF TOKYO-MITSUBISHI,
                                          LTD. NEW YORK BRANCH



                                          By:__________________________________

                                          Its:_________________________________

                                          KEYBANK NATIONAL ASSOCIATION



                                          By:__________________________________

                                          Its:_________________________________

                                          SANPAOLO IMI SPA, formerly known as
                                          Istituto Bancario San Paolo Di Torino,
                                          S.p.A.



                                          By:__________________________________

                                          Its:_________________________________

                                          SOCIETE GENERALE, NEW YORK
                                          BRANCH



                                          By:__________________________________

                                          Its:_________________________________

                                          ISRAEL DISCOUNT BANK



                                          By:__________________________________

                                          Its:_________________________________

                                          THE BANK OF NEW YORK



                                          By:__________________________________

                                          Its:_________________________________

                            REPLACEMENT SCHEDULE 4.1
                                 PRICING MATRIX

                             Applicable Margin Grid
                          Vishay Intertechnology, Inc.
            Amended and Restated Long Term Revolving Credit Facility

--------------------------------------------------------------------------------
   Basis for Pricing         LEVEL I      LEVEL II    LEVEL III**   LEVEL IV
--------------------------------------------------------------------------------
Leverage Ratio               2.00:1.0     2.00:1.0     2.50:1.0     3.00:1.0
                                            but          but
                                          2.50:1.0     3.00:1.0
--------------------------------------------------------------------------------
Revolving Credit Facility      0.30%        0.45%       .625%         .625%
Fee
--------------------------------------------------------------------------------
Eurocurrency-based Margin      1.20%        1.30%      1.625%         2.25%
--------------------------------------------------------------------------------
Prime-based Rate Margin         0.0%         0.0%        0.0%          0.0%
--------------------------------------------------------------------------------
Letter of Credit Fee           1.20%        1.30%      1.625%         2.25%
(exclusive of facing fee)
--------------------------------------------------------------------------------


** Level III pricing shall be in effect until the delivery of the financial statements and Covenant Compliance Report for the quarter ending December 31, 2002 required to be delivered under Section 7.3 hereof, after which time the pricing grid shall govern.

                                    EXHIBIT K
                               NEW LENDER ADDENDUM


      NEW LENDER ADDENDUM, dated ___________, to the Amended and Restated Vishay Intertechnology, Inc. Long Term Revolving Credit Agreement dated as of June 1, 1999 (as otherwise amended or modified from time to time, the "Credit Agreement"), among Vishay Intertechnology, Inc. ("Company"), the Permitted Borrowers parties thereto, each of the financial institutions parties thereto (collectively, the "Banks") and Comerica Bank, as Agent for the Banks.


                              W I T N E S S E T H:


      WHEREAS, the Credit Agreement provides in Section 2.17 thereof that a financial institution, although not originally a party thereto, may become a party to the Credit Agreement with the consent of the Company and the Agent by executing and delivering to the Agent a New Lender Addendum to the Credit Agreement in substantially the form of this new lender addendum; and

      WHEREAS, the undersigned New Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

      NOW, THEREFORE, the New Lender hereby agrees as follows:

      The New Lender hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The New Lender acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its commitment been granted and its loans been made directly by such New Lender to the Company without the intervention of the Agent or any other Lender; and
(b) has made and will continue to make, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Lender further acknowledges and agrees that the Agent has not made any representations or warranties about the creditworthiness of the Company or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents.

      New Lender represents and warrants that it is a Person to which assignments are permitted pursuant to Sections 13.8(c) of the Credit Agreement.

      Except as otherwise provided in the Credit Agreement, effective as of the Effective Date (as defined below):

      (a) the New Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, and to have all the rights and obligations of a party to the Credit Agreement and the other Loan Documents, as if it were an original signatory; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

      (b) the New Lender shall be a Lender and its Percentage of the Revolving Credit (and its risk participation in Letters of Credit) shall be as set forth in the attached revised Exhibit D (Percentages); provided any fees paid prior to the Effective Date, including any Letter of Credit Fees, shall not be recalculated, redistributed or reallocated by Company, Agent or the Banks.

      As used herein, the term "Effective Date" means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

      (1) the Company shall have paid to the Agent all interest, fees (including the Revolving Credit Facility Fee) and other amounts, if any, accrued to the Effective Date for which reimbursement is then owing under the Credit Agreement;

      (2) New Lender shall have remitted to the Agent funds in an amount equal to its Percentage of all Advances of the Revolving Credit outstanding as of the Effective Date; and

      (3) the Company shall have executed and delivered to the Agent for the New Lender, new Revolving Credit Notes payable to such New Lender in the face amount of such New Lender's Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this New Lender Addendum, and any other New Lender Addendum executed concurrently herewith).

      The Agent shall notify the New Lender, along with Company, of the Effective Date. The New Lender shall deliver herewith to the Agent administrative details with respect to the funding and distribution of Advances (and Letters of Credit) as requested by Agent.

      Terms defined in the Credit Agreement and not otherwise defined herein shall have their defined meanings when used herein.

      IN WITNESS WHEREOF, the undersigned has caused this New Lender Addendum to be executed and delivered by a duly authorized officer on the date first above written.


                                          [NEW LENDER]



                                          By_________________________________
                                            Title:


Accepted this ______ day of _______, ____.


VISHAY INTERTECHNOLOGY, INC.



By_________________________________
   Title:


Accepted this ______ day of _______, ____.


COMERICA BANK, as Agent



By_________________________________
  Title:



                                       3